SC 13G/A


SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
------------------------------------------------------------

SCHEDULE 13G
(RULE 13D-102)

INFORMATION STATEMENT PURSUANT TO RULES 13D-1 (c) AND 13D-2
UNDER THE SECURITIES EXCHANGE ACT OF 1934
AMENDMENT NO. 2



EDGE PETROLEUM CORP. TAX ID NO 76-0511-037
(Name of issuer)

COMMON STOCK, $0.01 PAR VALUE PER SHARE
(Title of Class of Securities)

 279862106
CUSIP NUMBER

           Oct. 19, 23, 25 2000
 DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT


 CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO
WHICH THIS SCHEDULE IS FILED:
				RULE 13D-1 (c)




1		NAME OF REPORTING PERSONS
MARLIN CAPITAL CORP.


2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
						(A) [     ]
						(B) [     ]

3   SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
		ILLINOIS

5	SOLE VOTING POWER


6	SHARED VOTING POWER
  		917,100

7		SOLE DISPOSITIVE POWER

8	SHARED DISPOSITIVE POWER
		917,100

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON
917,100 (INCLUDING 204,300 SHARES SUBJECT TO WARRANTS)

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
CERTAIN
SHARES
		N/A

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
		9.98%

12   TYPE OF REPORTING PERSON
		CO



1		NAME OF REPORTING PERSONS
THE PRIVATE INVESTMENT FUND

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
						(A) [     ]
						(B) [     ]

3   SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
		ILLINOIS

5	SOLE VOTING POWER


6	SHARED VOTING POWER
  		917,100

7		SOLE DISPOSITIVE POWER

8	SHARED DISPOSITIVE POWER
		917,100

9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
917,100 (INCLUDING 204,300 SHARES SUBJECT TO WARRANTS)

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
CERTAIN SHARES
		N/A

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	9.98%

12   TYPE OF REPORTING PERSON
		PN



1		NAME OF REPORTING PERSONS
MARK G. EGAN

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
						(A) [     ]
						(B) [     ]

3   SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
		ILLINOIS

5	SOLE VOTING POWER
		24,700

6	SHARED VOTING POWER
  		917,100

7		SOLE DISPOSITIVE POWER
		24,700
8	SHARED DISPOSITIVE POWER
		917,100

9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
941,800 (INCLUDING 210,000 SHARES SUBJECT TO WARRANTS)

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
CERTAIN SHARES
		N/A

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	10.25%

12   TYPE OF REPORTING PERSON
		IN



ITEM 1(A) NAME OF ISSUER:
		EDGE PETROLEUM CORP.


ITEM 1B	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
		111 BABGY, HOUSTON, TX 77002

ITEM 2A	NAME OF PERSON FILING:
THIS STATEMENT IS FILED ON BEHALF OF 1) MARLIN CAPITAL CORP,
AN ILLINOIS CORPORATION 2) THE PRIVATE INVESTMENT FUND,
AN ILLINOIS LIMITED PARTNERSHIP AND 3) MARK G. EGAN, AN
INDIVIDUAL.

ITEM 2B ADDRESS OF PRINCIPAL BUSINESS OFFICE
11 SOUTH LASALLE STREET, SUITE 3310, CHICAGO, ILLINOIS 60603
ITEM 2C   CITIZENSHIP:
MARLIN CAPITAL - ILLINOIS
THE PRIVATE INVESTMENT FUND - ILLINOIS
MARK G. EGAN - U.S. CITIZEN
ITEM 2D	TITLE OF CLASS OF SECURITIES:
COMMON STOCK, $0.01 PAR VALUE PER SHARE

ITEM 2E CUSIP NUMBER:
		279862106
ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B)
 OR 13D-2(B) OR (C) CHECK WHETHER THE PERSON FILING IS A:
A) BROKER OR DEALER
B) BANK AS DEFINED IN SECTION 3A6 OF THE EXCHANGE ACT.
C) INSURANCE COMPANY AS DEFINED IN SECTION 3A19 OF THE
EXCHANGE ACT
D) INVESTMENT COMPANY REGISTERED UNDER SECTION 8 OF THE
 INVESTMENT COMPANY ACT.
E) AN INVESTMENT ADVISER IN ACCORDANCE WITH RULE 13D-1 B 1 II E
F) AN EMPLOYEE BENEFIT PLAN OR ENDOWMENT FUND IN ACCORDANCE
WITH RULE 13D 1 B 1 II F
G) A PARENT HOLDING COMPANY OR CONTROL PERSON IN ACCORDANCE
WITH RULE 13D 1 B 1 II G
H) A SAVINGS ASSOCATION AS DEFINED IN SECTION 3B OF THE
FEDERAL DEPOSIT INSURANCE ACT
I) A CHURCH PLAN THAT IS EXCLUDED FROM THE DEFINITION OF AN INVESTMENT COMPANY UNDER SECTION 3C 14 OF THE INVESTMENT COMPANY ACT
J) GROUP, IN ACCORDANCE WITH RULE 13D 1 B 1 II J

IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1C, CHECK THIS BOX x

ITEM 4   OWNERSHIP
PROVIDE THE FOLLOWING INFORMATION REGARDING THE AGGREGATE
NUMBER AND PERCENTAGE OF THE CLASS OF SECURITIES
OF THE ISSUER IDENTIFIED IN ITEM 1.

A) AMOUNT BENEFICIALLY OWNED: 941,800(INCLUDING 210,000 SHARES
SUBJECT TO WARRANTS)
B) PERCENT OF CLASS:  10.25%
C) SEE COVER

ITEM 5 OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
N/A


ITEM 6  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
ANOTHER PERSON
MARLIN CAPITAL CORP. IS THE GENERAL PARTNER OF THE
PRIVATE INVESTMENT FUND.  MARLIN CAPITAL CORP HAS
THE AUTHORITY TO DIRECT THE INVESTMENTS OF THE PRIVATE
INVESTMENT FUND AND CONSEQUENTLY TO AUTHORIZE THE
DISPOSITION AND VOTE OF THE ISSUER'S SHARES.

MARK G. EGAN IS THE SOLE SHAREHOLDER AND PRESIDENT OF
MARLIN CAPITAL CORP. AND IS A LIMITED PARTNER OF THE
PRIVATE INVESTMENT FUND.  MR. EGAN INDIVIDUALLY OWNS 24,700
SHARES OF COMMON STOCK OF THE ISSUER
(INCLUDING 5,700 SHARES SUBJECT TO WARRANTS)



AND MAY BE DEEMED TO HAVE INDIRECT BENEFICIAL
OWNERSHIP OF  917,100 SHARES OF COMMON STOCK OF
THE ISSUER (INCLUDING 204,300 SHARES SUBJECT TO WARRANTS) OWNED
BY THE PRIVATE INVESTMENT FUND

THE AGGREGATE NUMBER AND PERCENTAGE OF THE ISSUER'S
SECURITIES TO WHICH THIS SCHEDULE 13G RELATES IS
941,800 (INCLUDING 204,300 SHARES SUBJECT TO WARRANTS)
REPRESENTING 10.25% OF THE ISSUER'S SHARES.

ITEM 7
IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
WHICH ACQUIRED THE SECURITY BEING REPORTED
ON BY THE PARENT HOLDING COMPANY.
N/A

ITEM 8 IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
N/A

ITEM 9	NOTICE OF DISSOLUTION OF GROUP
NA


ITEM 10         CERTIFICATIONS.

BY SIGNING BELOW I CERTIFY THAT, TO THE
BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERED
TO ABOVE WERE NOT ACQUIRED AND ARE NOT HELD FOR THE PURPOSE
OF OR WITH THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL
OF THE ISSUER OF THE SECURITIES AND WERE NOT ACQUIRED AND ARE NOT HELD IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING THAT PURPOSE OR EFFECT.

SIGNATURE


AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.

						MARLIN CAPITAL CORP.
						/S/ MARK G. EGAN
						MARK G. EGAN,
						PRESIDENT

THE PRIVATE INVESTMENT FUND BY ITS GENERAL PARTNER, MARLIN CAPITAL
CORP.
/S/ MARK G. EGAN
MARK G. EGAN, PRESIDENT

/S/ MARK G. EGAN
MARK G. EGAN


AGREEMENT OF JOINT FILING.

IN ACCORDANCE WITH RULE 13D 1 F UNDER THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED, THE UNDERSIGNED HEREBY AGREE TO THE JOINT FILING WITH ALL OTHER PERSONS SIGNATORY BELOW OF A STATEMENT ON
SCHEDULE 13G OR ANY AMENDMENTS THERETO, WITH RESPECT TO THE COMMON STOCK OF EDGE PETROLEUM CORP. AND THAT THIS AGREEMENT BE INCLUDED AS AN ATTACHMENT TO SUCH FILING.

THIS AGREEMENT MAY BE EXECUTED IN ANY NUMBER OF COUNTERPARTS EACH OF WHICH SHALL BE DEEMED TO BE AN ORIGINAL AND ALL OF WHICH TOGETHER
SHALL BE DEEMED TO CONSTITUTE ONE AND THE SAME AGREEMENT.


IN WITNESS WHEREOF, THE UNDERSIGNED HEREBY EXECUTES THIS
AGREEMENT ON THE 4TH DAY OF NOVEMBER 2000.

						MARLIN CAPITAL CORP.
						/S/ MARK G. EGAN
						MARK G. EGAN,
						PRESIDENT

THE PRIVATE INVESTMENT FUND BY ITS GENERAL PARTNER, MARLIN CAPITAL
CORP.

/S/ MARK G. EGAN
MARK G. EGAN, PRESIDENT

/S/ MARK G. EGAN
MARK G. EGAN